Exhibit 99.(g)(2)

Appendix A

to

Custodian Agreement

dated July 20, 2007

between

Brown Brothers Harriman & Co.

and

Matthews International Funds d/b/a Matthews Asia Funds

Pursuant to the terms and conditions of the above referenced Custodian Agreement, the Custodian shall provide custody and safekeeping services to the following funds as of the dated listed below:

Funds

Matthews Asian Growth and Income Fund

Matthews Asia Dividend Fund

Matthews Asia Pacific Fund

Matthews Pacific Tiger Fund

Matthews China Fund

Matthews India Fund

Matthews Japan Fund

Matthews Korea Fund

Matthews Asia Small Companies Fund

Matthews Asian Technology Fund

Matthews China Dividend Fund

/s/ James R. Kent		/s/ John McGowan
Brown Brothers Harriman & Co.		Matthews International Funds
d/b/a Matthews Asia Funds

By:	James R. Kent	By:	John McGowan

Title:	Managing Director	Title:	Vice President of Matthews Asia Funds

Date:	November 12, 2009	Date:	November 10, 2009